Exhibit 23.1


INDEPENDENT AUDITOR'S CONSENT


We consent to the incorporation by reference in Registration Statements Nos. 333-112679 and 333-83504 of Composite Technology on Form S-8 of our report, dated December 14, 2004 , appearing in this Annual Report on Form 10-KSB of Composite Technology Corporation for the year ended September 30, 2004.


SINGER LEWAK GREENBAUM & GOLDSTEIN LLP

Los Angeles, California
December 22, 2004